Exhibit 31.2

STATE OF DELAWARE

CERTIFICATE OF CANCELLATION OF

CERTIFICATE OF LIMITED PARTNERSHIP

The limited partnership organized under the Delaware Revised Uniform Limited Partnership Act (the “Act”), for the purpose of canceling the Certificate of Limited Partnership pursuant to Section 17-203 of the Act, hereby certifies that:

1.

The name of the limited partnership is KFI Properties, L.P.;

2.

The Certificate of Limited Partnership was filed in the Office of the Secretary of State of the State of Delaware on July 26, 2002.

3.

This Certificate of Cancellation shall become effective August 5, 2005.

IN WITNESS WHEREOF, the undersigned, constituting the general partner(s) of the partnership has executed this Certificate of Cancellation as of the 5th day of August, A.D. 2005

By:

Knight Fuller, Inc.

General Parther or

 Liquidating Trustee

Name: Stephen Hallock

[Delaware Stamp]

State of Delaware Secretary of State Division of Corporations Delivered 01:09 PM 08/05/2005